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                                                                   EXHIBIT 10.22

                        EMPLOYMENT TERMINATION AGREEMENT
                        (Unofficial English Translation)

      For the first part, appears Mr. Richard L. Carrion, as President of the Board of Directors, President and Chief Executive Officer of Popular, Inc. (hereinafter, "Mr. Carrion") and for the second part, Mr. Carlos Colino Martinez, President of the Board and President of GM Group, Inc., (hereinafter, "Mr. Colino") and his spouse Mrs. Joaquina Sanchez-Ventura de Colino.

      The appearing parties recognize that through this agreement the employment of Mr. Colino with Popular, Inc. (hereinafter "Popular") and with GM Group (hereinafter "GM") or its successor will be deemed terminated, effective today March 23, 2004 ("Termination Date").

      The appearing parties further recognize and agree that as part of this termination agreement, Popular Inc. commits to pay immediately the global sum of $1,200,000, (the "Global Sum"). The Global Sum shall be subject to the deductions required by law.

      The parties recognize and accept that they are entering into this agreement freely and voluntarily, without being subject to any coercion or intimidation, and that it is the complete agreement between them and no representation has been made other than those herein expressed.

      Mr. Colino recognizes that the provisions of the contract subscribed between him and Mr. Carrion on June 3rd, 2002 ("Initial Contract") will be left without effect immediately, except as specifically detailed hereinafter.

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      In consideration for the payment of the Global Sum and his irrevocable termination or employment, Mr. Colino, his spouse, and the conjugal partnership comprised by them agree:

      That Mr. Colino, his spouse, and the conjugal partnership, their family members, heirs, executors, assignees, attorneys in fact, dependents, friends or related parties, do not have, and if they had, hereby renounce, to any sort of claim and remedies, under any federal, state or Puerto Rico law, including those related with or which could be alleged have arisen from the employment relationship with Popular or GM or the termination of same, and they grant the most complete release for any claim or cause of action they may have or could have or could have had, known or unknown, be it in law or equity, in contract or in damages, against Popular or GM, its parent corporation, subsidiaries, sister companies, affiliates, predecessors or successors (hereinafter "the Corporations), and their respective directors, officers, employees, agents, representatives, insurers, bondsmen or guarantors (hereinafter "Representatives") and all the Benefit Plans offered by the Corporations to their employees, as well as the Trustees, Administrators, and members of the Benefit Committee of said Plans. The claims or causes of action and remedies, to which Mr. Colino, his spouse, and their conjugal partnership, renounce and grant release include but are not limited to: breach of contract or quasi-contact (cuasi-contrato) or promise or representation; violation of public policy; damages; invasion of privacy; libel or slander; violation of any regulation, norm, practice or policy of Popular or GM; unjustified dismissal (Law 80 of May 30th, 1976); or dismissal or discriminatory treatment prohibited by the Constitution of Puerto Rico or the United States, or by any Federal or Puerto Rico law, including race, color, age, national origin, gender, disability,

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condition as a Vietnam Veteran, marital status and others including, but not limited to, the Age Discrimination in Employment Act of 1970, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Law 100 of June 30, 1959, the American with Disabilities Act, the Rehabilitation Act of 1973, the Law For Discrimination Against Persons with Physical or Mental Disabilities (21 L.P.R.A. 501, et. Seq.), Older Workers Act, Vietnam Era Veterans Readjustment Assistance Act of 1974; Law 69 of July 6, 1985 (Discrimination for Gender); Law 17 of May 22, 1988 (Sexual Harassment); Law 116 of December 20, 1992; Law 139 of June 26, 1968 (SINOT); Law 45 of April 18, 1935 (State Insurance Fund); the Employee Retirement Income Security Act of 1974 (ERISA); the Workers Adjustment Retraining and Notification Act (WARN); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); Federal Bankruptcy Law; Law 115 of December 20, 1991; the Insurance and Civil Codes of Puerto Rico; the Family and Medical Leave Act of 1993; as amended and any other cause of action or remedies under any law which would give Mr. Colino, his spouse, or the conjugal partnership, any remedy, including, but not limited to, damages, punitive damages, liquid or compensatory damages, attorneys' fees, interest, court costs or reemployment. They also renounce to claims and remedies under any other federal or Puerto Rico law or regulation which regulate employment, employment conditions or termination of employment, or intellectual property rights; or under any other law which could impose civil responsibility.

      The aforementioned waivers and releases of responsibility include any damage which occurs after the execution of this document as a result of the continuing effect of any act or omission occurred before its execution.

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      Mr. Colino and his spouse in consideration for the payment of the Global
Sum commit to not making any derogatory public manifestation or which may have negative repercussions over Popular, GM or any of its officers, directors, or employees.

      Mr. Colino will immediately return to GM or Popular, any property belonging to GM or Popular and that Mr. Colino is using to render his services or which is in his possession, custody or control.

      Mr. Colino recognizes the that due to the essentially confidential nature of the functions and duties he performed under the Initial Contract, he has obtained knowledge of facts, matters, plans, strategies and methodology and other secret and confidential information of GM or Popular, as well as financial information of said entities and GM or Popular clients. Due to this, Mr. Colino commits to maintain absolute confidentiality and discretion, to not divulge and to not use this information for any purpose.

      In consideration and for cause of having granted the Initial Contract and the payment of the Global Sum, Mr. Colino expressly agrees that during one (1) year after the termination date, he will not render any services in the areas of payment systems or Electronic Banking, to any competitor of GM or Popular, affiliates, sister companies, subsidiaries or successors (the "Companies"), be it as an employee, owner or consultant or in any other capacity, personally or through a society, company or corporation. This non-competition agreement will be limited to the geographic area of the island of Puerto Rico.

      Mr. Colino recognizes that GM and Popular have a legitimate interest in this non-competition clause, that the breadth of the prohibition is reasonable in terms of object,

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duration and location, and that the term of one year is reasonable, and that the value received in exchange is reasonable.

      In addition, Mr. Colino agrees that, due to the fact that damages for breach of the agreements set forth in this Article are difficult to determine, he hereby consents that a competent court issue any remedy in equity through a restriction order, injunction, or similar remedy, in order to put these provisions into effect.

      Any work, study, document, idea, design, organizational or operational scheme, or other recommendation or advice which may have been offered by Mr. Colino to GM or Popular constitutes and is exclusive property of GM or Popular, be it or not adopted or implemented, free of author rights. By this mean, Mr. Colino transfers and assigns to GM or Popular any authorship rights with respect to said works, studies, documents, ideas, designs, schemes, recommendations or advice.

      This Contract will be ruled by the laws of the Commonwealth of Puerto Rico, except when these laws have been preempted by a federal law, regulation or order which is applicable to GM or Popular, in which case said federal law, regulation or order will apply.

      This contract contains the entire agreement between the parties and leaves without effect any other proposal, negotiation, representation, conversations or discussions between the parties prior to its execution.

      Both parties have had the opportunity to consult their respective advisors before the execution of this Contract and express that the same is drawn up to their conformity and that it has been executed freely and voluntarily.

      This contract may be signed by the parties separately in counterparts and by fax.

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      LET IT BE KNOWN, the parties execute this Contract, in duplicate original, today March __, 2004.

By: /s/ Richard L. Carrion                        By: /s/ Carlos Colino Martinez
    ----------------------                            --------------------------
RICHARD L. CARRION                                CARLOS COLINO MARTINEZ

                                          By: /s/ Joaquina Sanchez Ventura
                                              ----------------------------
                                          JOAQUINA SANCHEZ-VENTURA
                                          DE COLINO